Exhibit (a)(1)(C)
FORM OF EMAIL ANNOUNCEMENT OF OFFER TO EXCHANGE (From Jeannette Bjoernsen)
Date:
To: [Eligible Option holder]
We are pleased to announce that Aruba Networks, Inc. (“Aruba” or the “Company”) officially launched its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”) on February 17, 2009. The offer and withdrawal rights will remain open until March 17, 2009 at 9:00 p.m., U.S. Pacific Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options (as defined below).
An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:
(i)	The option was granted under the Company’s 2002 Stock Plan or 2007 Equity Incentive Plan.

(ii)	The option was granted prior to February 10, 2009, with an exercise price per share greater than or equal to $3.00.

(iii)	The option is held by an individual who is, on the date of grant for the new option, a current employee of the Company (or any Aruba subsidiary or affiliate) and not located in China, France, India or the Netherlands. However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate.

(iv)	The option is outstanding on the expiration date of the Offer, which we currently expect will be March 17, 2009.
Information regarding your Eligible Options is available at the Offer website (http://optx/). The Offer website also contains detailed information regarding the Offer and Election Forms to participate in the Offer. Please read and carefully consider all of this information. If you are not able to access the website, copies of the offering materials and Election Forms are available from Jeannette Bjoernsen, Stock Plan Manager, at:
Aruba Networks, Inc.
1344 Crossman Avenue
Sunnyvale, California 94089
Tel: (408) 227-4500
Fax: (408) 227-4550
E-mail: jbjoernsen@arubanetworks.com
The specifics of the program are described in the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits.
The “Schedule TO — Tender Offer Statement Filed with the SEC” is available by clicking on this hyperlink: http://optx/.
We urge you to read the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits carefully.
You may call me at (408) 754-8414 with any questions.

KEY DATES TO REMEMBER
The commencement date of the Offer is February 17, 2009.
The Offer expires at 9:00 p.m., U.S. Pacific Time, on March 17, 2009 (unless we extend the Offer).
The Eligible Options that have been tendered will be cancelled on March 17, 2009 or, if the Offer is extended, the date of the expiration of the Offer.
The new options will be granted on March 17, 2009 or, if the Offer is extended, the same date as the expiration of the Offer.